SIXTH AMENDMENT TO AMENDED AND RESTATED
                          LOAN AND SECURITY AGREEMENT

     This Sixth Amendment is made to that certain Amended and Restated Loan and Security Agreement executed as of October 1, 1994 by and between Deutsche Financial Services Corporation, f/k/a ITT Commercial Finance Corp. ("ITT"), ("DFS"), Deutsche Financial Services, a division of Deutsche Bank Canada, successor-in-interest to ITT Commercial Finance, a division of ITT Industries of Canada Ltd., ("DFSC") (DFS and DFSC are hereinafter collectively referred to as "DFS"), and Gehl Company ("Gehl") and its subsidiaries, including, but not limited to, Hedlund Martin Inc., Gehl Power Products, Inc., Mustang Manufacturing Company, Inc. and Mustang Finance, Inc. (collectively "Gehl Company") as amended ("Agreement").

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is acknowledged, DFS and Gehl Company agree to amend the Agreement as follows:

     1. Subpart (a) of Section 3.2 of the Agreement, Available Credit, is deleted in its entirety and restated as follows:

          "(a) Eighty percent (80%) of the net amount of the Eligible Accounts listed in such Schedule, excluding Net Accounts,

     2. All other terms and provisions of the Agreement remain unchanged and in full force and effect.

     IN WITNESS WHEREOF the dully authorized representatives of DFS, DFSC, and Gehl Company have executed this Sixth Amendment to Amended and Restated Loan and Security Agreement as of this 1st day of June, 1998.

GEHL COMPANY                       HEDLUND MARTIN, INC.
By:  /s/ W.D. Gehl                 By: /s/ W.D. Gehl
Title:  President                  Title:  President

By:  /s/ Kenneth P. Hahn           By: /s/ Kenneth P. Hahn
Title:  Vice President             Title:  Treasurer

GEHL POWER PRODUCTS, INC.          MUSTANG MANUFACTURING COMPANY, INC.
By:  /s/ W.D. Gehl                 By: /s/ W.D. Gehl
Title:  President                  Title:  Chairman of the Board

By:  /s/ Kenneth P. Hahn           By:  /s/ Kenneth P. Hahn
Title:  Treasurer                  Title:  Vice President

MUSTANG FINANCE, INC.
By:  /s/ W.D. Gehl
Title:  Chairman of the Board

By:  /s/ Kenneth P. Hahn
Title:  Vice President

DEUTSCHE FINANCIAL SERVICES        DEUTSCHE FINANCIAL SERVICES,
CORPORATION                        a division of Deutsche Bank Canada

By:  /s/ Thomas L. Meredith        By:  /s/ Bill Blight
Title:  Vice President             Title:  Vice President

                                   By:  /s/ Joe Conte
                                   Title:  Vice President